Exhibit 99.1

THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
5600 North May Avenue	Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333 OTCBB: BRCO

THE BEARD COMPANY

ANNOUNCES 2007 RESULTS

FOR IMMEDIATE RELEASE: Tuesday, April 15, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced its financial results for 2007. The Company reported a net loss of $2,026,000, or $0.34 per share, on revenues of $1,467,000 in 2007, compared with a net loss of $1,554,000, or $0.27 per share, on revenues of $1,717,000 in 2006.

Herb Mee, Jr., President, stated: “The increased loss of $472,000 in 2007 was primarily attributable to two factors: (i) 2006 results benefited from a $383,000 gain on the disposition of our controlling interest in the Pinnacle coal project in West Virginia; and (ii) operating profit in the CO2 Segment declined $261,000 in 2007, principally as a result of the diversion of 329,000 mcf of CO2 to storage in 2007 to take advantage of anticipated better pricing in 2008 and subsequent periods.”

“Results we experienced in the fourth quarter and full year of 2007 are not indicative of the results we anticipate in 2008,” Mee continued. “We will report a substantial profit for the 2008 first quarter as a result of the gain of approximately $3,340,000 we expect to report on the sale of 35% of our interest in the McElmo Dome Unit. Due to increasing demand and better pricing for CO2, we believe that the revenues and profits from our CO2 Segment in 2008 will approach their corresponding figures in 2007 despite the sale of part of our interest. Results from continuing operations in 2008 will no longer be burdened with the losses of our discontinued fertilizer manufacturing activities in China. As a result, we expect much improved financial results in 2008.”A

“The McElmo Dome sale enabled us to pay down part of our debt and provided much needed working capital. The net cash of approximately $3,475,000 we received from the sale is not reflected on our year-end 2007 balance sheet. Consequently, our March 31, 2008 balance sheet will reflect a substantial improvement,” Mee concluded. A

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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AStatements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY

Results of Operations

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	(Unaudited)		(Audited)
	2007	2006	2007	2006

Revenues	$465,000	$439,000	$1,467,000	$1,717,000
Expenses	507,000	507,000	1,845,000	2,126,000

Operating loss	(42,000)	(68,000)	(378,000)	(409,000)
Other income (expense)	(46,000)	440,000	(576,000)	(215,000)

Earnings (loss) before income taxes	(88,000)	372,000	(954,000)	(624,000)
Income tax benefit (expense)	-	-	1,000	17,000

Earnings (loss) from continuing operations	(88,000)	372,000	(953,000)	(607,000)

Earnings (loss) from discontinued operations	(308,000)	(253,000)	(1,073,000)	(947,000)

Net earnings (loss)	$(396,000)	$119,000	$(2,026,000)	$(1,554,000)

Net earnings (loss) per average common share outstanding:
BasicA:
Earnings (loss) from continuing operations	$ (0.01)	$ 0.07	$ (0.16)	$ (0.10)
Earnings (loss) from discontinued operations	$ (0.05)	$ (0.04)	$ (0.18)	$ (0.17)
Net earnings (loss)	$ (0.06)	$ 0.03	$ (0.34)	$ (0.27)

DilutedA:
Earnings (loss) from continuing operations	$ (0.01)	$ 0.07	$ (0.16)	$ (0.10)
Earnings from discontinued operations	$ (0.05)	$ (0.04)	$ (0.18)	$ (0.17)
Net earnings (loss)	$ (0.06)	$ 0.03	$ (0.34)	$ (0.27)

Weighted average common shares outstanding:
Basic	5,977,000	5,709,000	5,896,000	5,655,000

Diluted	5,977,000	5,709,000	5,896,000	5,655,000

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ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock was converted to common stock.

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FOR FURTHER INFORMATION CONTACT:

Herb Mee, Jr., President

THE BEARD COMPANY

e-mail: hmee@beardco.com

Telephone: (405) 842-2333

Fax: (405) 842-9901